UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2006

TRIMERIS INC.

(Exact name of registrant as specified in its charter)

DE	561808663
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560

(Address of principal executive offices, including zip code)

(919) 419-6050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 20, 2006, Steven D. Skolsky resigned from the Board of Directors of Trimeris Inc. (the “Company”).

In connection with the departure of Mr. Skolsky from the Company, as reported in a Current Report on Form 8-K filed by the Company on November 20, 2006, Mr. Skolsky and the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) and a Supplemental Release (the “Supplement Release”), which is included as part of the Settlement Agreement, on December 20, 2006. Pursuant to the terms of the Settlement Agreement, Mr. Skolsky’s employment with the Company will terminate effective with the close of business on January 15, 2007.

In connection with Mr. Skolsky’s employment in September 2004, he entered into a Separation and Severance Agreement with the Company (the “Severance Agreement”), which is included as part of his Executive Employment Agreement dated as of September 8, 2004 between Mr. Skolsky and the Company, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 10, 2004 (the “Employment Agreement”). As a condition to receiving the severance benefits under the Severance Agreement, Mr. Skolsky was required to execute the Settlement Agreement, including the Supplemental Release. Pursuant to the terms of the Settlement Agreement, Mr. Skolsky will receive the severance payments and benefits provided for under the Severance Agreement, including two times his base salary plus his current Target Bonus (as defined in the Employment Agreement) and certain group medical, health, and accident insurance for a period of no more than two years. Mr. Skolsky is also entitled to any bonus due to him for fiscal year 2006 but no bonus will be paid for any service after December 31, 2006.

Pursuant to the Settlement Agreement and the Supplemental Release, Mr. Skolsky agreed to release any and all claims he has against the Company and related persons.

The description of the above-referenced Settlement Agreement, including the Supplemental Release, is qualified in its entirety by reference to the complete text of the documents, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Settlement Agreement and Release dated December 20, 2006 between Trimeris Inc. and Steven Skolsky.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS INC.
By:	/s/ Robert R. Bonczek
Name:	Robert R. Bonczek
Title:	Chief Financial Officer and
General Counsel

Dated: December 20, 2006